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                                               --------------------------------
                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION
                                (Rule 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                           THE INTERCEPT GROUP, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:






Reg. (S) 240.14a-101.

SEC 1913 (3-99)

                        [LETTERHEAD OF INTERCEPT GROUP]

                           3150 Holcomb Bridge Road
                                   Suite 200
                           Norcross, Georgia  30071
                                                                  April 14, 2000

Dear Shareholder:

     We cordially invite you to attend the Annual Meeting of Shareholders of The InterCept Group, Inc. to be held on May 15, 2000 at 9:00 a.m. local time at InterCept's corporate headquarters at the above address. At the Annual Meeting, the Board of Directors will ask the shareholders to:

1. elect two directors to serve on InterCept's Board of Directors, each for a three year term;

2. ratify the appointment of Arthur Andersen LLP as InterCept's independent public accountants for year ending December 31, 2000;

3. amend InterCept's 1996 Stock Option Plan to increase the shares reserved for issuance thereunder; and

4. transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

     We have included a copy of InterCept's Annual Report to shareholders with the Proxy Statement. We encourage you to read the Annual Report. It includes our audited financial statements for the year ended December 31, 1999 as well as information on our operations, markets, products and services.

     We urge you to review the Proxy Statement and Annual Report. Whether or not you plan to attend the Annual Meeting, we ask that you read the material on the following pages and promptly submit your proxy card in the enclosed postage paid envelope. If you attend the meeting, you may vote in person if you wish, even though you have previously returned your proxy card.

     Your vote is very important, and we appreciate your cooperation in considering and acting on the matters presented.

                                          Sincerely,

                                          /s/ John W. Collins
                                          ----------------------------
                                          John W. Collins
                                          Chief Executive Officer and
                                          Chairman of the Board

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS



The 2000 Annual Meeting of Shareholders of InterCept will be held at the following place and time:


     Date:    May 15, 2000
     Time:    9:00 a.m. local time
     Place:   The InterCept Group, Inc.
              3150 Holcomb Bridge Road
              Suite 200
              Norcross, Georgia

The purposes of the Annual Meeting are:

   1.  to elect two directors;
   2.  to ratify the appointment of our independent accountants;
   3. to amend our stock option plan to increase the number of shares reserved for issuance under the plan; and
   4. to transact any other business that may properly come before the meeting or any adjournments thereof.

By Order of the Board of Directors.


/s/ John W. Collins
------------------------------
John W. Collins
Chairman of the Board and
Chief Executive Officer
April 14, 2000

--------------------------------------------------------------------------------

The Board of Directors has fixed the close of business on March 20, 2000 as the record date for determining the shareholders who will be entitled to vote at the Annual Meeting. Only shareholders of record as of that time and date will be entitled to notice of, and to vote at, the Annual Meeting or any adjournments thereof.

The InterCept Group corporate offices are accessible to all shareholders. A sign language interpreter will be provided if requested; requests should be directed to the Corporate Secretary, The Intercept Group, Inc., 3150 Holcomb Bridge Road, Suite 200, Norcross, Georgia 30071 and received no later than May 1, 2000.

                           The InterCept Group, Inc.
                      3150 Holcomb Bridge Road, Suite 200
                            Norcross, Georgia 30071
                                 (770) 248-9600
             ______________________________________________________

                                PROXY STATEMENT
                         ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 15, 2000
             ______________________________________________________

     This Proxy Statement and the accompanying proxy card are being mailed, beginning on or about April 14, 2000, to holders of The InterCept Group, Inc.'s common stock in connection with the solicitation of proxies by the Board of Directors for the 2000 Annual Meeting of Shareholders.

     Except for procedural matters, the Board of Directors does not know of any matters other than those described in the Notice of Annual Meeting that are to come before the Annual Meeting. If any other matters are properly brought before the Annual Meeting, a majority of the Board of Directors will determine the manner in which the person named in the proxy card will vote the shares represented by the proxies on such matters.

     The Board of Directors encourages you to read this document thoroughly and to take this opportunity to vote on the matters to be decided at the Annual Meeting.


                           The date of this proxy is

                                APRIL 14, 2000.

                               VOTING PROCEDURES

     Your vote is very important. Your shares can only be voted at the Annual Meeting if you are present or if we have received your proxy. Whether or not you plan to attend the Annual Meeting, you are encouraged to vote by proxy to assure that your shares will be represented. You may revoke this proxy at any time before it is voted at the Annual Meeting by written notice to the Corporate Secretary, by delivering to InterCept a proxy bearing a later date, or by casting a ballot at the Annual Meeting. Properly executed proxies that are received before the Annual Meeting's adjournment will be voted in accordance with the directions provided in the proxy. If no directions are given, your shares will be voted FOR Proposal 1 to elect two nominees as directors to serve
                     --------------
on InterCept's Board of Directors, FOR Proposal 2 to ratify the appointment of
                                   --------------
Arthur Andersen LLP as InterCept's independent public accountants for the year ending December 31, 2000, and FOR Proposal 3 to amend InterCept's 1996 Stock
                              --------------
Option Plan to increase the number of shares reserved for issuance.


Who can vote? Shareholders as of the close of business on March 20, 2000 are entitled to vote. On that day, 12,783,167 shares of common stock were outstanding and eligible to vote. Each share entitles the holder to one vote on each matter presented at the Annual Meeting. A list of shareholders eligible to vote will be available at the offices of The InterCept Group, Inc., 3150 Holcomb Bridge Road, Suite 200, Norcross, Georgia 30071, beginning April 14, 2000. Shareholders may examine this list during normal business hours for any purpose relating to the Annual Meeting.

How do I vote? You may vote in person at the Annual Meeting. If you do not attend the Annual Meeting, you may vote your shares by proxy through the mail. Whether or not you plan to attend the Annual Meeting, we ask you to send in your proxy. To vote by mail, simply mark, sign and date the enclosed proxy card, then return it to us.

Can I change my proxy? You can revoke your proxy at any time before the Annual Meeting by sending a properly signed written notice of your revocation to the Secretary of InterCept, by delivering to InterCept another proxy that is properly signed and bears a later date than the proxy you wish to revoke or by voting in person at the Annual Meeting. Attendance at the Annual Meeting will not itself revoke an earlier submitted proxy. You should direct any written notices of revocation and related correspondence to: The InterCept Group, Inc., 3150 Holcomb Bridge Road, Suite 200, Norcross, Georgia 30071, Attention: Scott
R. Meyerhoff, Secretary.

How are votes counted? The Annual Meeting will be held if a quorum, consisting of a majority of the outstanding shares of common stock entitled to vote, is represented. In determining whether a quorum exists at the Annual Meeting for purposes of all matters to be voted on, shares will be counted if they are represented at the meeting for any purpose other than to object to holding the meeting or transacting business at the meeting. We will count abstentions and broker non-votes, which are described below, in determining whether a quorum exists.

Brokers who hold shares for the accounts of their clients may vote these shares either as directed by their clients or in their own discretion if permitted by the exchange or other organization of which they are members. Proxies that brokers do not vote on some proposals but that they do vote on others are referred to as "broker non-votes" with respect to the proposals not voted upon. A broker non-vote does not count as a vote in favor of or against a particular proposal for which the broker has no discretionary voting authority. In addition, if a shareholder abstains from voting on a particular proposal, the abstention does not count as a vote in favor of or against the proposal.

There are different voting requirements for the various proposals. To be elected, a director must receive more votes than any other nominee for the same seat on the Board of Directors. As a result, if you withhold your vote as to one or more directors, it will have no effect on the outcome of the election unless you cast that vote for a competing nominee. If any nominee for election to the Board of Directors named in this Proxy Statement becomes unavailable for election for any reason, the proxy will be voted for a substitute nominee selected by the Board of Directors. To approve the amendment to the 1996 Stock Option Plan and any other matter presented for shareholder approval, the number of shares voted in favor of the proposal must exceed the number of shares voted against the proposal, provided a quorum is present. Shareholders do not have cumulative voting rights.

Who will count the vote? The chairman of the Annual Meeting will appoint the inspectors of the election for the Annual Meeting who will tabulate shareholders' votes. The inspectors of the election will count all shares represented and entitled to vote on a proposal as present, whether voted for or against the proposal or whether the shareholder abstains from voting.

Is my vote confidential? InterCept has a policy of vote confidentiality. Your vote may not be disclosed to the Board of Directors or management of InterCept except as may be required by law and in other limited circumstances.

Who pays for the cost of the proxy solicitation? The enclosed proxy is solicited by InterCept for use at the Annual Meeting. InterCept will pay the cost involved in soliciting proxies. In addition to the use of the mails, InterCept's officers, directors and employees may solicit proxies personally or by telephone or facsimile transmission. These individuals will not be compensated specifically for their solicitation activities. We will also make arrangements with brokerage houses and other custodians, nominees and fiduciaries for them to forward proxy materials to the beneficial owners of shares held of record. InterCept will reimburse these persons for their reasonable expenses.

                              CORPORATE GOVERNANCE

     Our business, property and affairs are managed under the direction of the Board of Directors. Although directors are not involved in our day-to-day operations, they are kept informed of InterCept's business through written reports and documents provided to them regularly, as well as by operating, financial and other reports presented by the Chairman of the Board and Chief Executive Officer and other officers at meetings of the Board of Directors and committees of the Board.

Meetings of the Board. The Board of Directors held 10 meetings in 1999. Each of the incumbent directors attended at least 75% of the Board and committee meetings to which he was assigned.

Committees of the Board of Directors. The Board of Directors has established an Executive Committee, an Audit Committee and a Compensation and Stock Option Committee.

Executive Committee - may exercise the full power and authority of the Board to approve acquisitions. Messrs. Collins, Jackson and Sturm currently serve on this committee. This committee generally meets when action is necessary between scheduled Board meetings, a limited time frame exists and a Board quorum is not readily available. The Executive Committee approves company merger and acquisition transactions up to $2 million per transaction with a limit of three transactions quarterly. The Executive Committee met two times in 1999.

Audit Committee - monitors the auditing, accounting and financial reporting of InterCept. Messrs. Knox and Schneider currently serve on this committee. The committee makes recommendations to the Board concerning the accounting firm to be employed as the independent accountants and consults with these accountants regarding the adequacy of internal controls and the scope and results of their audits. The Audit Committee met one time in 1999.

Compensation and Stock Option Committee - oversees the management of human resources activities of InterCept, including determination of compensation for senior management, the granting of stock options, and the administration of our stock option and other employee benefit plans. Messrs. Knox, Schneider and Burke currently serve on this committee. The Compensation and Stock Option Committee met three times in 1999.

Nominating Committee - We do not have a nominating committee. The Board of Directors nominates candidates to stand for election as directors. The Bylaws permit shareholders to make nominations for directors but only if the nominations are timely made by written notice to the Secretary of InterCept and in compliance with InterCept's Bylaws.

Director Compensation. Directors do not receive cash fees for their services as directors of InterCept. Upon initial election to the Board of Directors, non-employee directors owning less than 4% of InterCept's common stock receive options to acquire 35,000 shares of common stock, 11,667 of which vest immediately and the remainder of which vest ratably on the first and second anniversaries of such initial election. In addition, on each anniversary date of a director's initial election to the Board of Directors, each director receives an automatic grant of options to acquire 5,000 shares of common stock which vest on the date of grant. The exercise price of these options is equal to the fair market value of the common stock on the date of grant. Directors may be reimbursed for out-of-pocket expenses incurred in attending meetings of the Board of Directors or its committees and for other expenses incurred in their capacity as directors.

Indemnification. We indemnify our directors and officers to the fullest extent permitted by law so that they will serve free from undue concern that they will be held personally liable for InterCept's liabilities. This is required under our Bylaws and we have also signed agreements with each of our directors and officers contractually providing this indemnification to them.

Certain Relationships and Related Transactions. The following is a summary of certain transactions and relationships among InterCept and its associated entities, and among the directors, executive officers and shareholders of InterCept and its associated entities during 1999:

InterCept provided long distance phone services to Towne Services, Inc. totaling approximately $215,000 in 1999. InterCept purchased software from Towne Services totaling $825,000 during 1999. Towne Services is a publicly-held company. Messrs. Collins, Schneider and Sturm are directors of Towne Services.

InterCept owned approximately 37% of Netzee as of December 31, 1999. Messrs. Collins, Jackson, Sturm and Burke serve as directors of Netzee, and Mr. Sturm is the Chief Executive Officer of Netzee. In order to enable Netzee to complete its acquisitions in August and September of 1999, InterCept borrowed funds under its line of credit and loaned these funds to Netzee. InterCept also made advances to Netzee to fund operations. These amounts were repaid to InterCept upon completion of Netzee's initial public offering in November 1999. On December 15, 1999, InterCept agreed to provide Netzee with a $15 million revolving line of credit. Borrowings on this line will bear interest at a rate of prime plus 2%. As of December 31, 1999, Netzee owed approximately $11.0 million to InterCept. During 1999, Netzee paid approximately $677,000 in interest to InterCept.

InterCept and Netzee maintain a relationship to cross-market each other's products and services. During 1999, InterCept received $188,000 in commissions related to Netzee sales. InterCept also shared certain facilities with Netzee and provided certain administrative services to Netzee for a portion of 1999. InterCept charged Netzee approximately $124,000 for these shared costs.

Company Policy. All transactions with our shareholders, officers and directors or their affiliates, if any, are subject to the approval of a majority of the independent and disinterested outside directors and are conducted on terms no less favorable than could be obtained from unaffiliated third parties on an arm's length basis. This has been InterCept's policy since June 9, 1998, when its initial public offering became effective.

--------------------------------------------------------------------------------

                       ELECTION OF DIRECTORS (PROPOSAL 1)

--------------------------------------------------------------------------------

     In accordance with our Articles of Incorporation, the Board of Directors shall consist of at least 4 and no more than 12 directors. The number of directors is divided into three classes, each class as nearly equal in number as possible. The Board of Directors determines the number of directors within these limits. The term of office of only one class of directors expires in each year. The directors elected at the Annual Meeting will hold office for a term of three years or until their successors are elected and qualified.

     At this Annual Meeting, two directors will be elected. Unless otherwise specified on the proxy card, your proxy will be voted in favor of the persons named below as nominees. All nominees are currently serving as directors of InterCept. The Board of Directors believes that the nominees will stand for re-election and will serve if elected as directors. If, however, any person nominated by the Board fails to stand for election or is unable to accept election, the persons named as proxies will vote in favor of such other person as the Board of Directors may recommend. Two directors will be elected by a plurality of the votes cast at the Annual Meeting. There are no cumulative voting rights in the election of directors.

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE LISTED NOMINEES.
                                            ---

     Information as to Director Nominees, Other Directors and Executive Officers. The director nominees, other directors and executive officers of InterCept and their ages and director class and term expiration dates (in the case of directors) as of March 31, 2000 are as follows:

Director Nominees
-----------------

                                                                                                           Term
Name                         Age     Class    Position with Company                                        Expires
----                         ---     -----    ---------------------                                        -------
Boone A. Knox                63       II      Director                                                     2000
John D. Schneider, Jr.       46       II      Director                                                     2000

Other Directors, Chief Executive Officer and President
-------------------------------------------------------

                                                                                                           Term
Name                         Age     Class    Position with Company                                        Expires
----                         ---     -----    ---------------------                                        -------
John W. Collins              52      III      Chief Executive Officer and Chairman of the Board            2001
Donny R. Jackson             51      III      President, Chief Operating Officer and Director              2001
Glenn W. Sturm               46      I        Director                                                     2002
Jon R. Burke                 52      I        Director                                                     2002

Other Executive Officers
------------------------

Name                        Age    Position with Company
----                        ---    ---------------------------------------------------------------------
Scott R. Meyerhoff          31     Vice President - Finance, Chief Financial Officer and Secretary
Michael R. Boian            60     Executive Vice President of Alliances and Strategic Partners
Michael D. Sulpy            39     Executive Vice President of Data Communications
Kenneth E. Kudrey           49     Senior Vice President of Data Processing


Biographical Information for Director Nominees.

Boone A. Knox has served as a director of InterCept since February 1998. He is a director of Merry Land Properties, a publicly held real estate investment trust, a director of Cousins Properties, Inc., a publicly-held Atlanta-based real estate development company and is also a director of Equity Residential Properties Trust, a publicly-held Chicago based real estate investment company. He serves as Chairman of the Board of Directors of the southeast division (formerly Allied Bank of Georgia) of Regions Financial Corp., and served as Allied's President and Chief Executive Officer from 1975 through 1986. He was Chairman of the Board of Directors of Merry Land Investment Co. from December 1996 until October 1998. He was Chairman of the Board of Directors and Chief Executive Officer of Allied Bankshares, Inc., the holding company of Allied, from its formation in 1984 until January 1997.

John D. Schneider, Jr. has served as a director since January 2000. For the past 12 years, Mr. Schneider has served as a director, President and Chief Executive Officer of Bankers Bancorp Inc., a bank holding company. He is a director, President and Chief Executive Officer of Independent Bankers Bank and Chairman of Bankers Bank Service Corporation, subsidiaries of Bankers Bancorp Inc., in Springfield, Illinois. Mr. Schneider is also a director of Towne Services, Inc., Sullivan Bancshares, Inc., First National Bank of Sullivan and Community Bank Mortgage Corp.


Biographical Information for Other Directors

John W. Collins, a co-founder of InterCept, has served as its Chief Executive Officer and Chairman of the Board of Directors since its formation in 1996. Mr. Collins also has served as the Chairman and Chief Executive Officer of InterCept Switch since its formation in 1996. Mr. Collins co-founded and served as an officer and/or director of InterCept Systems, the predecessor to The InterCept Group, and some of InterCept's subsidiaries prior to their acquisition by InterCept. Mr. Collins has served as Chairman of the Board of Directors of Netzee since its inception in 1999. Mr. Collins also served as Chairman of InterCept Communications Technologies, L.L.C. prior to its merger with InterCept in January 1998. Mr. Collins has over 26 years of experience in multiple areas of electronic commerce for community financial institutions. Mr. Collins is a director of Towne Services, Inc., a publicly-held provider of electronic commerce products and services for small and mid-sized businesses and community banks.

Donny R. Jackson, a co-founder of InterCept, has served as President, Chief Operating Officer and a director of InterCept since its formation. Mr. Jackson also has served as the President and Chief Operating Officer of InterCept Switch since its formation in 1996. Mr. Jackson was President and Chief Operating Officer and director of our predecessor company from July 1996 until its merger with InterCept. Mr. Jackson has also served as an officer and director of many of our subsidiary companies. Mr. Jackson has served as a director of Netzee since its inception in 1999. Prior to joining

InterCept, Mr. Jackson was the President of Bank Atlanta from 1991 to 1992. Mr. Jackson has over 24 years of experience working with community financial institutions, including in service bureau, enterprise software and other processing and accounting operations.

Jon R. Burke has served as a director of InterCept since February 1998. He is presently the managing member of Capital Appreciation Management Company, L.L.C., which is the managing general partner of an Atlanta-based merchant banking fund. He has served as a director of Netzee, Inc. since October 1999 and also serves as a director of HealthTronics, Inc., a provider of noninvasive treatment solutions for multiple urologic and orthopedic conditions. Mr. Burke is also a principal with Brown, Burke Capital Partners, Inc., which provides financial advisory services to middle market corporations in connection with mergers and acquisitions and financing. From 1973 to 1996, Mr. Burke was employed by The Robinson-Humphrey Company, Inc., most recently serving as a Senior Vice President and the head of its financial institutions/banking research.

Glenn W. Sturm has served as a director of InterCept since May 1997. Mr. Sturm has served as Netzee, Inc.'s Chief Executive Officer and as one of its directors since its inception in 1999. Mr. Sturm has been a partner in the law firm of Nelson Mullins Riley & Scarborough, L.L.P. since 1992, where he serves as a member of its executive committee. Mr. Sturm is also a director of Towne Services, Inc.

Biographical Information for Other Executive Officers

Scott R. Meyerhoff has served as Chief Financial Officer and Secretary of InterCept since January 1998 and as Vice President of Finance since March 1999. For the seven years prior to joining InterCept, Mr. Meyerhoff was employed by Arthur Andersen LLP, most recently as an audit manager. Mr. Meyerhoff received his B.S. degree, with honors, in accounting from The Pennsylvania State University, where he was member of The University's Scholars Program. He is a Certified Public Accountant.

Michael R. Boian has served as Executive Vice President of Alliances and Strategic Partners since March 1999 and was Executive Vice President of Sales and Marketing for InterCept from January 1998 until March 1999. From February 1997 to January 1998, Mr. Boian served as Vice President of Sales and Marketing of InterCept. Prior to joining InterCept, he was Regional Vice President of Debit Services for MasterCard International from May 1992 to November 1996. Mr. Boian has over 33 years of financial technology experience, primarily in electronic funds transfer and authorization systems, including debit and credit authorization systems

Michael D. Sulpy has served as Executive Vice President of Data Communications for InterCept since January 1998. Mr. Sulpy co-founded InterCept Communications Technologies, L.L.C. in March 1996 and served as its Vice President of Communications until its merger with InterCept in January 1998. He joined InterCept in 1987, and from January 1993 to January 1996 served as its network manager, responsible for data network design and maintenance and personnel training. Mr. Sulpy has over 16 years of data communications management and telecommunications network experience.

Kenneth E. Kudrey has served as our Senior Vice President of Data Processing since May 1999. From February 1983 to May 1999 he was the general manager of L.E. Vickers & Associates, Inc., a company providing data processing and check imaging services to community financial institutions. Mr. Kudrey has over 22 years of banking technology experience.

                             EXECUTIVE COMPENSATION

     The following table summarizes the compensation paid or accrued by InterCept for services rendered by our Chief Executive Officer and the four most highly compensated other executive officers whose total salary and bonus exceeded $100,000 during the year ended December 31, 1999. We refer to those executives as the named executive officers. InterCept did not grant any stock appreciation rights or make any long-term incentive plan payouts during the periods shown. None of our executive officers has received or is expected to receive perquisites that exceed the lesser of $50,000 or 10% of the salary and bonus of such executive.


                           Summary Compensation Table
                           --------------------------

                                                                                                  Long-Term
                                                                                              Compensation Awards
                                                                                              -------------------
                                                                                                   Securities
                                                              Annual Compensation                  Underlying
Name and                                                ---------------------------------           Options/
Principal Position                             Year       Salary($)            Bonus($)              SARs(#)
                                             --------   ---------------------------------     -------------------
John W. Collins............................    1999      300,000               65,000                170,000
    Chief Executive Officer                    1998      265,000               50,000                200,000


Donny R. Jackson...........................    1999      202,750               35,000                 80,000
    President and Chief Operating Officer      1998      189,750               27,000                100,000


Scott R. Meyerhoff.........................    1999      140,000               15,000                 20,000
    Vice President - Finance, Chief            1998      119,163                6,250                160,189
      Financial Officer and Secretary


Michael R. Boian...........................    1999      140,000                4,000                  3,000
    Executive Vice President of                1998      140,000                   --                     --
      Alliances and Strategic Partners


Michael D. Sulpy...........................    1999      120,000                7,500                 17,500
    Executive Vice President                   1998      113,333                3,000                     --
      of Data Communications

     Option Grants. The following table sets forth information concerning each grant of stock options to the named executive officers during the year ending December 31, 1999. Each option listed in the table below vests in three equal annual installments beginning one year after the grant date.



                                          Option/SAR Grants in Last Fiscal Year
                          ----------------------------------------------------------------------   Potential Realizable Value at
                                                 Percent of                                           Assumed Annual Rates of
                                               Total Options                                       Stock Price Appreciation for
                          Number of Securities   Granted to        Exercise or                               Option Term(1)
                           Underlying Options   Employees in          Base         Expiration      ------------------------------
                              Granted (#)      Fiscal Year (%)    Price ($/Sh)        Date             5%($)            10%($)
                          -------------------  ---------------    -------------   --------------   -------------    -------------
John W. Collins.......          170,000            31.11%           $17.463          6/30/09        $475,651        $1,377,654
Donny R. Jackson......           80,000            14.72             15.875          6/30/09         798,690         2,024,050
Scott R. Meyerhoff....           10,000             1.84              7.50           1/11/09          47,167           119,531
                                 10,000             1.84             15.875          6/30/09          99,836           253,006
Michael R. Boian......            3,000             0.06              7.50           1/11/09          14,150            35,859
Michael D. Sulpy......           10,000             1.84              7.50           1/11/09          47,167           119,531
                                  7,500             1.38             15.875          6/30/09          74,877           189,755

_______________

(1) The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the Securities and Exchange Commission. There can be no assurance that the actual stock price appreciation over the term will be at the assumed 5% and 10% levels or at any other defined level. Unless the market price of the common stock appreciates over the option term, no value will be realized from the option grants made to the named executive officers.


     Year End Option Values. The following table sets forth certain information regarding the number of options held by the named executive officers as of December 31, 1999. No options were exercised by the executive officers during 1999. The market value of our common stock on December 31, 1999 was $29.69 per share.

                                                     Number of Securities Underlying
                                                   Unexercised Options at Fiscal Year       Value of Unexercised In-the-Money
                                                                 End (#)                     Options at Fiscal Year End ($)
                                                 -------------------------------------    ------------------------------------
                      Name                          Exercisable        Unexercisable          Exercisable        Unexercisable
                      ----                       ---------------    ------------------    -----------------    ---------------
John W. Collins..................................        146,843               245,000           $3,309,519         $3,727,228
Donny R. Jackson.................................        197,239               149,080            5,230,516          2,825,100
Scott R. Meyerhoff...............................         97,363                82,826            2,208,923          1,785,365
Michael R. Boian.................................         16,842                 7,211              463,618            182,481
Michael D. Sulpy.................................              0                17,500                    0            325,469

--------------------------------------------------------------------------------

         RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS
                                  (PROPOSAL 2)

--------------------------------------------------------------------------------



       The Board of Directors has appointed the firm of Arthur Andersen LLP to continue as independent public accountants for InterCept for the year ending December 31, 2000, subject to ratification of such appointment by our shareholders. Arthur Andersen has served as InterCept's independent public accountants since 1997. Unless otherwise indicated, the persons named as proxies in the proxy card will vote in favor of ratifying the appointment of Arthur Andersen, independent certified public accountants, to audit the books and accounts of InterCept for the year ending December 31, 2000. The Board of Directors has not determined what action the Board of Directors would take if the shareholders do not ratify the appointment.

     One or more representatives of Arthur Andersen are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION.
                                                   ---

--------------------------------------------------------------------------------
         AMENDMENT TO INTERCEPT'S 1996 STOCK OPTION PLAN (PROPOSAL 3)
--------------------------------------------------------------------------------

     On March 29, 2000, the Board approved an amendment to the 1996 Stock Option Plan to increase the number of shares available for issuance as incentive stock options or non-qualified options from 1,815,557 to 2,815,557. At the Annual Meeting, the shareholders are being asked to approve and ratify the increase in shares available for issuance under the Plan. The Board believes that the adoption of the amendment to the Plan will foster good employee relations and encourage and assist our employees to acquire an equity interest in InterCept. In addition, the Board believes the utilization of the Plan helps align employee interests with other shareholders and helps provide for the future financial security of InterCept's employees. The Plan assists InterCept in attracting, retaining and motivating employees. The details of the Plan are described below. A copy of the amendment to the Plan is attached to this Proxy Statement as Exhibit A.

        THE BOARD RECOMMENDS A VOTE FOR THE PROPOSAL TO AMEND THE 1996
                                    ---
                              STOCK OPTION PLAN.

1996 Stock Option Plan

The Board of Directors and shareholders of InterCept approved our 1996 Stock Option Plan, effective as of November 12, 1996. The purpose of the 1996 Stock Option Plan is to advance the interests of InterCept, its subsidiaries and its shareholders by affording certain employees and directors of InterCept, as well as key consultants and advisors to InterCept or any subsidiary, an opportunity to acquire or increase their proprietary interests in InterCept. The objective of the issuance of stock options and grants of restricted stock under the 1996 Stock Option Plan is to promote the growth and profitability of InterCept and its subsidiaries because the optionees and grantees will be provided with an additional incentive to achieve objectives through participation in its success and growth and will be encouraged to continue their association with or service to InterCept.

Awards under the 1996 Stock Option Plan are granted by the Compensation and Stock Option Committee composed of at least two independent directors. Awards issued under the 1996 Stock Option Plan may include incentive stock options, non-qualified stock options and grants of restricted stock. The Compensation Committee administers the 1996 Stock Option Plan and generally has discretion to determine the terms of an option grant, including the number of option shares, option price, term, vesting schedule, the post-termination exercise period and whether the grant will be an incentive stock option or non-qualified stock option. Notwithstanding this discretion: (i) the number of shares subject to options granted to any individual in any fiscal year may not exceed 315,795 shares (subject to certain adjustments); (ii) if an option is intended to be an incentive stock option and is granted to a shareholder holding more than 10% of the combined voting power of all classes of InterCept's stock or the stock of its parent or subsidiary on the date of the grant of the option, the option price per share of common stock may not be less than 110% of the fair market value of such share at the time of grant; and (iii) the term of an incentive stock option may not exceed 10 years, or 5 years if granted to a shareholder owning more than 10% of the total combined voting power of all classes of stock on the date of the grant of the option.

The Board of Directors has reserved up to 175,000 shares of common stock for the granting of non-qualified stock options to the directors of InterCept. The Board of Directors has approved grants to directors of (i) options to purchase 35,000 shares to each non-employee director of InterCept who beneficially owns less than 4% of our outstanding common stock on the date of his election to the Board of Directors and (ii) options to purchase 5,000 shares to each director on each anniversary date of his election to the Board at an exercise price equal to the fair market value of the common stock on the date the options are granted. Each individual director's option vests during the director's three-year term of service and each annual grant vests on the date of grant. Each director option expires five years after the date of grant, unless canceled sooner as a result of termination of service or death, or unless such option is fully exercised prior to the end of the option period.

The maximum number of shares of common stock that currently may be subject to outstanding options, determined immediately after the grant of any option, is 1,815,557 shares (subject to certain adjustments). The 1996 Stock Option Plan provides that the number of shares of common stock available for issuance thereunder shall be automatically increased on the first trading day of each calendar year beginning January 1, 1999 by the lesser of (i) three percent of the number of shares outstanding on the preceding trading day or (ii) 315,795 shares (subject to certain adjustments). Shares of common stock that are attributable to awards which have expired, terminated or been canceled or forfeited during any calendar year are available for issuance or use in connection with future awards.

The 1996 Stock Option Plan will remain in effect until terminated by the Board of Directors. The 1996 Stock Option Plan may be amended by the Board without the consent of the shareholders of InterCept, except that any amendment, although effective when made, will be subject to shareholder approval within one year after approval by the Board of Directors if the amendment (i) increases the total number of shares issuable pursuant to incentive stock options, (ii) changes the class of employees eligible to receive incentive stock options that may participate in the 1996 Stock Option Plan, or (iii) otherwise materially increases the benefits accruing to recipients of incentive stock options.

Section 162(m) of the Internal Revenue Code of 1986 generally disallows a public company's tax deduction for compensation to the chief executive officer and four other most highly compensated executive officers in excess of $1,000,000 in any tax year. Compensation that qualifies as "performance-based compensation" is excluded from the $1,000,000 deductibility cap, and therefore remains fully deductible. InterCept intends that options granted with an exercise price at least equal to 100% of fair market value of the underlying stock at the date of grant will qualify as such "performance-based compensation," although other awards under the 1996 Stock Option Plan may not so qualify.

Certain Federal Income Tax Effects

The following discussion of the federal income tax consequences of the 1996 Stock Option Plan is intended to be a summary of applicable federal income tax law. State and local tax consequences may differ.

Incentive Stock Options. A participant is not taxed on the grant or exercise of an incentive stock option. However, the difference between the fair market value of the shares on the exercise date and the exercise price will be a preference item for purposes of the alternative minimum tax. If a participant holds the shares acquired upon exercise of an incentive stock option for at least two years following grant and at least one year following exercise, the participant's gain, if any, by a later disposition of those shares will be treated as long term capital gain for federal income tax purposes. The measure of the gain is the difference between the proceeds received on disposition and the participant's basis in the shares (which generally equals the exercise price). If the participant disposes of stock acquired by exercising an incentive stock option before satisfying the one and two year holding periods described above, the participant will recognize both ordinary income and capital gain in the year of disposition. The amount of the ordinary income will be the lesser of:

 .  the amount realized on disposition less the participant's adjusted basis in the stock (usually the option exercise price); or . the difference between the fair market value of the stock on the option exercise date and the option price.

The balance of the consideration received on disposition will be long term capital gain if the stock had been held for at least one year following exercise of the incentive stock option. We are not entitled to an income tax deduction on the grant or the exercise of an incentive stock option or on the participant's disposition of the shares after satisfying the holding period requirement described above. If the holding periods are not satisfied, we will be entitled to an income tax deduction in the year the participant disposes of the shares, in an amount equal to the ordinary income recognized by the participant.

Non-Qualified Options. Generally, a participant is not taxed on the grant of a non-qualified option. Upon exercise, however, the participant recognizes ordinary income equal to the difference between the option exercise price and the fair market value of the shares on the date of the exercise. We are entitled to an income tax deduction in the year of exercise in the amount recognized by the participant as ordinary income. Any gain on subsequent disposition of the shares is long term capital gain if the shares are held for at least one year following exercise. We do not receive an income tax deduction for this gain.

Restricted Stock. Generally, and except as noted below, the grant of restricted stock is not taxable at the time of the grant. Instead, at the time restricted stock vests or becomes transferable, an employee will recognize ordinary income equal to the amount by which the restricted stock's fair market value on the date that it vests exceeds the price paid for the restricted stock. An employee may, however, elect to recognize income as of the date of grant of the restricted stock, in an amount equal to the amount by which the fair market value of the restricted stock on the date of grant exceeds the price paid for the restricted stock. If such an election is made, no additional income will be recognized when the stock vests or becomes transferable. If the shares are subsequently forfeited, an employee making such an election may be able to recognize a capital loss with respect to the amount, if any, paid for the restricted stock, but only to the extent the amount paid exceeds the amount realized by the employee on the forfeiture. The employee will not be able to recognize a loss for tax purposes with respect to the excess of fair market value over the purchase price that was previously included in income. Dividends paid on the shares of restricted stock before they vest will be taxed to the employee either as additional compensation or, if the employee has made the election described above, as dividend income.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     The rules of the Securities and Exchange Commission require InterCept to disclose late filings of stock transaction reports by its executive officers and directors. Based solely on a review of reports filed by these individuals and written representations from them that no other reports were required, InterCept's directors and executive officers met their Section 16(a) filing requirements during calendar year 1999.


                             EMPLOYMENT AGREEMENTS

Collins and Jackson Agreements. Mr. Collins and InterCept entered into an employment agreement effective as of January 30, 1998 under which he serves as the Chief Executive Officer of InterCept. The Collins Agreement provides that Mr. Collins will receive a base salary of not less than $265,000 per year. Mr. Jackson and InterCept entered into an employment agreement effective as of January 30, 1998 under which he serves as the President and Chief Operating Officer of InterCept. The Jackson Agreement provides that Mr. Jackson will receive a base salary of not less than $190,000 per year. Mr. Collins' and Mr. Jackson's base salaries may be increased upon a periodic review by the Board of Directors or the compensation committee of the Board. In addition, Mr. Collins and Mr. Jackson are each entitled to incentive compensation as determined by the Board of Directors or the compensation committee based upon achievement of targeted levels of performance and such other criteria as the Board of Directors or the compensation committee shall establish from time to time, and an additional annual bonus as determined by the Board of Directors or the compensation committee. Each of Mr. Collins and Mr. Jackson may participate in InterCept's 1996 Stock Option Plan and can receive health insurance for himself and his dependents, long-term disability insurance, civic and social club dues, use of an automobile owned or leased by InterCept and other benefits.

The Collins Agreement and the Jackson Agreement each have terms of three years and renew daily until either party fixes the remaining term at three years by giving written notice. InterCept can terminate the Collins Agreement and the Jackson Agreement upon the executive's death or disability or for cause, and the executive can terminate his employment for any reason within a 90-day period beginning on the 30th day after any occurrence of a change in control or within a 90-day period beginning on the one-year anniversary of the occurrence of any change in control. If Mr. Collins' or Mr. Jackson's employment is terminated after a change in control (i) by InterCept without cause or otherwise in breach of the Collins Agreement or the Jackson Agreement, as applicable, or (ii) by Mr. Collins or Mr. Jackson for any reason, InterCept must pay the executive all accrued compensation and bonus amounts and one-twelfth of his annual base salary and bonus for each of 36 consecutive 30-days periods following the termination. In addition, InterCept must continue life and health insurance for the executive until he reaches age 65, and the executive's outstanding options to purchase common stock would vest and become immediately exercisable.

If Mr. Collins ceases to be the Chief Executive Officer of InterCept for any reason other than by voluntary resignation, InterCept must offer to repurchase all of the common stock owned by Mr. Collins at a purchase price equal to the fair market value (as defined in the Collins Agreement). Also, in the Collins Agreement and the Jackson Agreement, InterCept granted, with respect to their shares of common stock, piggyback and, after any termination of employment, demand registration rights to each of Mr. Collins and Mr. Jackson. Each have further agreed to maintain the confidentiality of InterCept's trade secrets for a period of one year, if terminated for cause, and not to solicit employees or customers of InterCept.

Other Employment Agreements. On February 1, 1998, Mr. Meyerhoff and InterCept entered into an employment agreement under which he serves as the Chief Financial Officer of InterCept. The Meyerhoff Agreement has a term of one year which renews automatically at the end of each term unless earlier terminated by InterCept or Mr. Meyerhoff. InterCept can terminate the Meyerhoff Agreement upon his death or disability or for cause, and Mr. Meyerhoff can terminate his employment for any reason within a 90-day period beginning on the 30th day after any occurrence of a change in control or within a 90-day period beginning on the one-year anniversary of the occurrence of any change in control. If Mr. Meyerhoff's employment is terminated for any reason after a change in control, InterCept must pay Mr. Meyerhoff a lump sum cash payment equal to three-fourths of his annual base salary and bonus and Mr. Meyerhoff's outstanding options to purchase common stock would vest and become immediately exercisable.

On May 28, 1999, Mr. Kudrey and InterCept entered into an employment agreement under which he serves as the Senior Vice President of Data Processing of InterCept. The Kudrey Agreement has a term of two years which renews automatically at the end of each term unless earlier terminated by InterCept or Mr. Kudrey. InterCept can terminate the Kudrey Agreement upon his death or disability or for cause. Mr. Kudrey can terminate his employment for any reason within a 90-day period beginning on the 30th day after any occurrence of a change in control or within a 90-day period beginning on the one-year anniversary of the occurrence of any change in control. If Mr. Kudrey's employment is terminated for any reason after a change in control, InterCept must pay Mr. Kudrey a lump sum cash payment equal to three-fourths of his annual base salary and bonus and Mr. Kudrey's outstanding options to purchase common stock would vest and become immediately exercisable.

Compensation Committee Interlocks And Insider Participation. The Compensation and Stock Option Committee of the Board was formed on July 6, 1998. The current members of the Compensation and Stock Option Committee are Messrs. Knox, Burke and Schneider. Neither Messrs. Burke nor Schneider has been an officer or employee of InterCept at any time. None of our executive officers has served:

 . as a member of the compensation committee of another entity which has had an executive officer who has served on our compensation committee;
 . as a director of another entity which has had an executive officer who has served on our compensation committee; or . as a member of the compensation committee of another entity which has had an executive officer who has served as one of our directors.

REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEE ON EXECUTIVE COMPENSATION

     Notwithstanding anything to the contrary included in any of our previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate this Proxy Statement or future filings with the SEC, in whole or in part, the following report and the Stock Performance Chart which follows shall not be deemed to be incorporated by reference into any of those filings.

The Compensation and Stock Option Committee consists of the following members of the Board: Jon R. Burke, Boone A. Knox and John D. Schneider, Jr. The Compensation Committee reviews and determines InterCept's executive compensation objectives and policies. The Compensation Committee also reviews and sets the compensation of InterCept's Chief Executive Officer and certain other highly compensated executive officers.

The objectives of our executive compensation program are to: (i) attract, retain and motivate highly talented and productive executives; (ii) provide incentives for superior performance by paying above-average compensation; and (iii) align the interests of the executive officers with the interests of our shareholders by basing a significant portion of compensation upon InterCept's performance. Our executive compensation program combines the following three components, in addition to the benefit plans offered to all employees: base salary (including cash provided for automobile allowances); bonus; and long-term incentive compensation consisting of stock option grants. Each component of our executive compensation program serves a specific purpose in meeting InterCept's objectives.

It is our policy to set base salary levels, bonuses and long-term incentive compensation above an industry average. We select comparison corporations on the basis of a number of factors, such as their size and complexity, the nature of their businesses, the regions in which they operate, the structure of their compensation programs (including the extent to which they rely on bonuses and other contingent compensation) and the availability of compensating information. These other corporations are not necessarily those included in the indices used to compare the shareholder return in the Stock Performance Graph. Further, the corporations selected for such comparison may vary from year to year based upon market conditions and changes in both InterCept's and the corporations' businesses over time. We believe that above-average compensation levels are necessary to attract and retain high caliber executives necessary for the successful conduct of our business.

Base salary. The Compensation Committee reviews the salaries of InterCept's executives annually. When setting base salary levels in a manner consistent with the objectives outlined above, the Compensation Committee considers competitive market conditions for executive compensation, company performance and individual performance.

The measures of individual performance considered in setting salaries include, to the extent applicable to an individual executive officer, a number of factors such as InterCept's historical and recent financial performance in the principal area of responsibility of the officer (including measures such as gross margin, net income, sales, customer count and market share), the individual's progress toward non-financial goals within his area of responsibility, individual performance, experience and level of responsibility, and other contributions made to InterCept's success. The Compensation Committee has not found it practicable, nor has it attempted, to assign relative weights to the specific factors used in determining base salary levels, and the specific factors used may vary among individual officers. As is typical for most corporations, payment of base salary is not conditioned upon the achievement of any specific, pre-determined performance targets.

Bonus. InterCept's cash bonus program seeks to motivate executives to work effectively to achieve our financial performance objectives and to reward them when those objectives are met. Executives' bonus payments are based upon the overall profitability of InterCept.

Long-term incentive compensation. We believe that option grants: (i) align executive interests with shareholder interests by creating a direct link between compensation and shareholder return; (ii) give executives a significant, long-term interest in InterCept's success; and (iii) help retain key executives in a competitive market for executive talent.

Benefits. We believe that InterCept must offer a competitive benefit program to attract and retain key executives. During 1999, InterCept provided on behalf of each executive officer medical and other benefits.

Compensation of the Chief Executive Officer. The Chief Executive Officer's compensation plan includes the same elements and performance measures as the plans of our other executive officers as described above. The Compensation Committee believes that Mr. Collins' total compensation reflects the unique contributions that he makes to InterCept's long-term strategic performance as one of the leading innovators in the financial services technology industry. For the year ended December 31, 1999, Mr. Collins' base salary was $300,000 and he was awarded a $65,000 bonus for the year. Mr. Collins' salary and bonus payments for 1999 were based on, among other factors, the Company's performance and the 1998 compensation of chief executive officers of comparable companies, although his compensation was not linked to any particular group of these companies.

Pay Deductible Limit. Under Section 162(m) of the Internal Revenue Code and federal tax regulations, public companies are prohibited from receiving a tax deduction for compensation in excess of $1 million paid to the chief executive officer or any of the four other most highly compensated executive officers for any fiscal year. The prohibition does not apply to certain performance based compensation. InterCept takes into consideration this compensation deductibility limit in structuring its compensation programs and in determining executive compensation. At this time, InterCept's applicable executive officer compensation does not exceed $1 million, and we do not expect that it is likely to be affected by these nondeductibility rules in the near future.

Submitted by:  Jon R. Burke
               John D. Schneider, Jr.
               Boone A. Knox

                            STOCK PERFORMANCE GRAPH

     The chart below compares the cumulative total shareholder return on the common stock of InterCept with the cumulative total return on the Nasdaq (U.S. Companies) Index and the Nasdaq (Computer and Data Processing Services) Index for the period commencing June 11, 1998 (the first day of trading of the common stock as a result of our initial public offering) and ending December 31, 1998, assuming an investment of $100 and the reinvestment of any dividends. The base price for InterCept's stock is the initial public offering price of $7.00 per share. Our common stock was traded on the American Stock Exchange until Friday, March 26, 1999. On Monday, March 29, 1999 our common stock began trading on the Nasdaq National Market. The comparisons in the graph below are based upon historical data and are not indicative of, nor intended to forecast, future performance of the common stock.


                            CUMULATIVE TOTAL RETURN

                         INTERCEPT GROUP, INC. (ICPT)

       NASDAQ STOCK MARKET (U.S.) AND NASDAQ COMPUTER & DATA PROCESSING


                             INTERCEPT      NASDAQ STOCK     NASDAQ COMPUTER &
Measurement Period           GROUP, INC.    MARKET (U.S.)    DATA PROCESSING
------------------           -----------    -------------    -----------------
06/11/98                     $100           $100             $100
06/98                        $102           $109             $117
09/98                        $ 83           $ 98             $111
12/98                        $100           $127             $143
03/99                        $117           $143             $172
06/99                        $214           $156             $179
09/99                        $255           $160             $185
12/99                        $409           $230             $303

                               SECURITY OWNERSHIP

     The following table sets forth information regarding the beneficial ownership of InterCept's common stock by: (a) each person or entity known by InterCept to beneficially own more than 5% of the outstanding common stock; (b) each director of InterCept; (c) each named executive officer; and (d) all directors and executive officers of InterCept as a group.

     The information in the table is based on information from the named persons regarding their ownership of common stock. Unless otherwise indicated, each of the holders listed below has sole voting power and investment power over the shares beneficially owned and each person known by InterCept to beneficially own more than 5% of the common stock has an address in care of InterCept's principal office.

     For purposes of this table, a person or group of persons is deemed to have "beneficial ownership" of any shares that such person or group has the right to acquire within 60 days after March 31, 2000 or with respect to which such person otherwise has or shares voting or investment power. For purposes of computing the percentage of outstanding shares held by each person or group of persons on a given date, shares which such person or group has the right to acquire within 60 days after such date are deemed to be outstanding for purposes of computing the percentage for that person or group but are not deemed to be outstanding for
the purpose of computing the percentage of any other person or group.   The
numbers shown in the vested options column are as of March 31, 2000. No options will vest during the 60 days following March 31, 2000. We had 12,783,167 shares outstanding on March 31, 2000.

                                                             Vested         Beneficial Shares
Name                                      Shares Owned       Options             Owned               %
----                                      ------------      ---------       -----------------      -----
Executive Officers and Directors
--------------------------------
John W. Collins                             1,355,270        151,843             1,507,113         11.7
Donny R. Jackson                              459,045        212,239               671,284          5.2
Scott R. Meyerhoff                                  0        107,734               107,734            *
Michael R. Boian                                6,000         17,842                23,842            *
Kenneth E. Kudrey                                   0              0                     0            *
Michael D. Sulpy                              415,714          3,333               419,047          3.3
Jon R. Burke                                        0         45,000                45,000            *
Boone A. Knox                                       0         45,000                45,000            *
John D. Schneider, Jr.                            100         11,667                11,767            *
Glenn W. Sturm                                381,004         17,139               398,143          3.1

All directors and executive officers as a
 group (10 persons)                         2,617,133        611,797             3,228,930         24.1

5% Shareholders
---------------
Tena R. Collins (1)                           964,800              0               964,800          7.5
Vir A. Nanda                                  845,044              0               845,044          6.6

______________
*Indicates less than 1%
(1) As reported by Tena R. Collins in a Statement on Schedule 13G filed with the Securities and Exchange Commission on March 10, 2000. Ms. Collins' address is 4209 Riverview Drive, Duluth, Georgia 30071. John W. Collins, our Chief Executive Officer, retains the right to direct the voting of the shares owned by Ms. Collins. These shares have not been included in Mr. Collins' beneficial ownership.

                      SUBMISSION OF SHAREHOLDER PROPOSALS
                            AND DIRECTOR NOMINATIONS

   Any proposal that a shareholder desires to have included in the proxy materials for presentation at our 2001 Annual Meeting of Shareholders must be received by us, Attention: Scott R. Meyerhoff, Secretary, at our principal executive offices by December 16, 2000. Our by-laws provide the procedures that a shareholder must follow in order to nominate persons for election as directors or to introduce an item of business at an annual meeting of shareholders. These procedures require shareholders to submit proposals in writing to the Secretary of InterCept at 3150 Holcomb Bridge Rd., Suite 200, Norcross, Georgia 30071. The nomination or proposed item of business must be received no later than March 1, 2001.



                             AVAILABLE INFORMATION

   InterCept is subject to the informational requirements of the Securities Exchange Act of 1934, which means we are required to file annual and quarterly reports, proxy statements and other information with the Securities and Exchange Commission. Our SEC filings are available to the public over the internet at the SEC's website at http://www.sec.gov. You may also read and copy any
                     ------------------
document we file with the SEC at its Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 230549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.


                                 OTHER BUSINESS

   The Board of Directors does not know of any other matters to be presented for action by the shareholders at the Annual Meeting. If, however, any other matters not now known are properly brought before the Annual Meeting, the persons named in the proxy card will vote such proxy on such matters as determined by a majority of the Board of Directors.


                              By Order of the Board of Directors

                               /s/ John W. Collins
                              ----------------------------------
                              John W. Collins
                              Chairman of the Board

                                   EXHIBIT A
                                   ---------

                                   AMENDMENT
                                       TO
                             1996 STOCK OPTION PLAN
                                       OF
                           THE INTERCEPT GROUP, INC.

   WHEREAS, effective as of November 12, 1996, the Board of Directors and the shareholders of The InterCept Group, Inc. approved and adopted The InterCept Group, Inc. 1996 Stock Option Plan (the "1996 Plan")

   WHEREAS, on March 29, 2000, the Board of Directors approved and adopted the following amendment to the 1996 Plan and recommended that it be approved by the shareholders:

   NOW, THEREFORE, the 1996 Plan is hereby amended as follows:

   1.  Section 5.1 is deleted in its entirety and replaced with the following:

   5.1    Limitations.  Subject to any antidilution adjustment pursuant to
          -----------
          the provisions of Section 5.2 hereof, the maximum number of shares of Stock that may be issued hereunder shall be 2,815,557, and not more than 315,795 shares of Stock may be made subject to Options to any individual in the aggregate in any one fiscal year of the Company, such limitation to be applied in a manner consistent with the requirements of, and only to the extent required for compliance with, the exclusion from the limitation on deductibility of compensation under Section 162(m) of the Code. The number of shares of Stock available for issuance hereunder shall automatically increase on the first trading day each calendar year beginning January 1, 1999, by an amount equal to three percent (3%) of the shares of Stock outstanding on the trading day immediately preceding January 1; but in no event shall any such annual increase exceed 315,795 shares (subject to adjustment under Section 5.2). Any or all shares of Stock subject to the Plan may be issued in any combination of Incentive Stock Options, non-Incentive Stock Options, Restricted Stock, or SARs, and the amount of Stock subject to the Plan may be increased from time to time in accordance with Article X, provided that the total number of shares of Stock issuable pursuant to Incentive Stock Options may not be increased to more than 2,815,557 (other than pursuant to anti-dilution adjustments and the annual increase provided above) without shareholder approval. Shares subject to an Option or issued as an Award may be either authorized and unissued shares or shares issued and later acquired by the Company. The shares covered by any unexercised portion of an Option or Award that has terminated for any reason (except as set forth in the following paragraph), or any forfeited portion of an Option or Award, and shares tendered for cashless exercise and withheld for taxes may again be optioned or awarded under the Plan, and such shares shall not be considered as having been optioned or issued in computing the number of shares of Stock remaining available for option or award hereunder. If Options are issued in respect of options to acquire stock of any entity acquired, by merger or otherwise, by the Company (or any subsidiary of the Company), to the extent that such issuance shall not be inconsistent with the terms, limitations and conditions of Code
          Section 422 or Rule 16b-3 under the

          Exchange Act, the aggregate number of shares of Stock for which Options may be granted hereunder shall automatically be increased by the number of shares subject to the Options so issued; provided, however, that the aggregate number of shares of Stock for which Options may be granted hereunder shall automatically be decreased by the number of shares covered by any unexercised portion of an Option so issued that has terminated for any reason, and the shares subject to any such unexercised portion may not be optioned to any other person.

   2. The effective date of this Amendment is March 29, 2000, the date on which the Board adopted this Amendment, but is subject to the approval of the holders of a majority of the Common Stock present either in person or by proxy and entitled to vote at a duly held meeting of the shareholders of the Company at which a quorum is present representing a majority of all outstanding voting Common Stock either in person or by proxy. In the event that such shareholder approval is not obtained, all options granted pursuant to the Amendment which would not be capable of being issued under the Plan before giving effect to this Amendment shall be null and void. This Amendment shall terminate on the tenth anniversary of the effective date of the Plan.


                              THE INTERCEPT GROUP, INC


                              By:  /s/ John W. Collins
                                   -------------------
                                   Name:  John W. Collins
                                   Title: Chief Executive Officer

                      PROXY SOLICITED FOR ANNUAL MEETING
                              OF SHAREHOLDERS OF
                           THE INTERCEPT GROUP, INC.
                          TO BE HELD ON MAY 15, 2000

         This Proxy is Solicited on Behalf of the Board of Directors.

     The undersigned hereby constitutes and appoints JOHN W. COLLINS and DONNY
R. JACKSON each of them, his true and lawful agents and proxies with full power of substitution in each, to represent and vote, as indicated below, all of the shares of Common Stock of The InterCept Group, Inc. ("InterCept") that the undersigned would be entitled to vote at the 2000 Annual Meeting of Shareholders of InterCept to be held at the InterCept's corporate office located at 3150 Holcomb Bridge Road, Norcross, Georgia on Monday, May 15, 2000 at 9.00 a.m., local time, and at any adjournment, upon the matters described in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement, receipt of which is acknowledged, and upon any other business that may properly come before the meeting or any adjournment. Said proxies are directed to vote on the matters described in the Notice of Annual Meeting of Shareholders and Proxy Statement as follows, and otherwise in their discretion upon such other business as may properly come before the meeting or any adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS ONE, TWO AND THREE AS STATED BELOW AND AS THE PROXY HOLDER MAY DETERMINE IN HIS DISCRETION WITH REGARD TO ANY OTHER MATTER PROPERLY BROUGHT BEFORE THIS MEETING.

PLEASE MARK, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED
ENVELOPE.

     1.  Election of Directors.

                     Class II Nominees (terms expire 2003)
                                Boone A. Knox
                            John D. Schneider, Jr.

     [_] FOR all nominees listed                 [_] WITHHOLD AUTHORITY
     (except as marked to the contrary)          to vote for all nominees voted
   Instruction: To withhold authority to vote for any individual nominee(s), write out nominee's name(s) in the space provided below.)
--------------------------------------------------------------------------------




     2. Ratification of the selection of Arthur Andersen LLP as the Company's independent auditors for the year ending December 31, 2000.

               [_]  FOR              [_] AGAINST            [_] ABSTAIN

     3. Proposal to amend the Company's 1996 Stock Option Plan to increase the shares reserved for issuance thereunder.

               [_]  FOR              [_] AGAINST            [_] ABSTAIN

     4. IN THEIR DISCRETION, to act upon such other business as may properly come before the meeting or any adjournment hereof.

     Note: Please sign exactly as name or names appear hereon. Where more than one owner is shown, each should sign. Persons signing in a fiduciary or representative capacity shall give full title. If a corporation, please sign in full corporate name by authorized officer. If a partnership, please sign in partnership name by authorized person.


                                         Date_____________________________, 2000

                                         _______________________________________
                                         Signature of Shareholder(s)

                                         _______________________________________
                                         Signature of Shareholder(s)